Exhibit 99.1

Supermicro Refutes Claims in Bloomberg Article
Supermicro along with Apple and Amazon refute claims in Bloomberg story

SAN JOSE, Calif., October 4, 2018 - Super Micro Computer, Inc. (SMCI), a global leader in enterprise computing, storage, networking solutions and green computing technology, strongly refutes reports that servers it sold to customers contained malicious microchips in the motherboards of those systems.
In an article today, it is alleged that Supermicro motherboards sold to certain customers contained malicious chips on its motherboards in 2015. Supermicro has never found any malicious chips, nor been informed by any customer that such chips have been found.
Each company mentioned in the article (Supermicro, Apple, Amazon and Elemental) has issued strong statements denying the claims:
Apple stated on CNBC, “We are deeply disappointed that in their dealings with us, Bloomberg’s reporters have not been open to the possibility that they or their sources might be wrong or misinformed. Our best guess is that they are confusing their story with a previously reported 2016 incident in which we discovered an infected driver on a single Supermicro server in one of our labs. That one-time event was determined to be accidental and not a targeted attack against Apple."
Steve Schmidt, Chief Information Security Officer at Amazon Web Services stated, "As we shared with Bloomberg BusinessWeek multiple times over the last couple months, at no time, past or present, have we ever found any issues relating to modified hardware or malicious chips in Supermicro motherboards in any Elemental or Amazon systems."
Supermicro has never been contacted by any government agencies either domestic or foreign regarding the alleged claims.
Supermicro takes all security claims very seriously and makes continuous investments in the security capabilities of their products. The manufacture of motherboards in China is not unique to Supermicro and is a standard industry practice. Nearly all systems providers use the same contract manufacturers. Supermicro qualifies and certifies every contract manufacturer and routinely inspects their facilities and processes closely.
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About Super Micro Computer, Inc. (NASDAQ: SMCI)
Supermicro (NASDAQ: SMCI), the leading innovator in high-performance, high-efficiency server technology is a premier provider of advanced server Building Block Solutions® for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro is committed to protecting the environment through its “We Keep IT Green®” initiative and provides customers with the most energy-efficient, environmentally-friendly solutions available on the market.
Supermicro, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.
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Media Contact:

Michael Kalodrich
Super Micro Computer, Inc.
pr@supermicro.com

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